Exhibit 3.43

CERTIFICATE OF INCORPORATION

OF

EPT NINETEEN, INC.

ARTICLE ONE: NAME.

The name of this corporation shall be EPT Nineteen, Inc. (the “Corporation”).

ARTICLE TWO: REGISTERED OFFICE.

The Corporation’s registered office in the State of Delaware is to be located at 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, Delaware 19801, County of New Castle and its registered agent at such address shall be The Corporation Trust Company.

ARTICLE THREE: PURPOSE.

The Corporation’s business and purpose shall consist of the general acquisition, investment, ownership, lease, operation and management of real estate and such activities as are necessary, incidental or appropriate in connection therewith and any lawful act or activity for which corporations may be organized.

ARTICLE FOUR: STOCK.

The total number of shares of stock which this corporation is authorized to issue is: One Thousand (1,000) shares, par value $.01.

ARTICLE FIVE: INCORPORATOR.

The name and address of the incorporator are as follows:

Craig L. Evans

Stinson Morrison Hecker LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

ARTICLE SIX: BOARD POWERS.

The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

ARTICLE SEVEN: DIRECTOR LIABILITY.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 9th day of December, 2009.

/s/ Craig L. Evans
Craig L. Evans, Incorporator

2